Exhibit 5.1

November 27, 2013

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, NJ 07438

Ladies and Gentlemen:

You have requested our opinion, as your counsel, in connection with the filing by Lakeland Bancorp, Inc. (the “Company”) of a Registration Statement on Form S-3 covering the registration of 1,500,000 shares of the Company’s common stock, no par value (the “Common Stock”), in connection with the Lakeland Bancorp, Inc. 2013 Automatic Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

We have examined and relied upon originals or copies, authenticated or certified to our satisfaction, of all such corporate records of the Company, communications or certifications of public officials, certificates of officers, directors and representatives of the Company, and such other documents as we have deemed relevant and necessary as the basis of the opinions expressed herein. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing and relying upon statements of fact contained in the documents which we have examined, we are of the opinion that the shares of Common Stock covered by the Registration Statement, will be, when sold in accordance with the terms of the Plan, duly authorized, validly issued, fully paid and non-assessable.

This opinion is limited to the federal laws of the United States and the provisions of the New Jersey Business Corporation Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and any amendment thereto, and to all references to our firm included in or made part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ LOWENSTEIN SANDLER LLP